Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com FIRM / AFFILIATE OFFICES

March 30, 2016

	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
Sunoco LP	Houston	Silicon Valley
555 East Airtex Drive	London	Singapore
Houston, Texas 77073	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Sunoco LP, a Delaware limited partnership (the “Partnership”), in connection with the filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).

You have provided us with a draft of the Registration Statement in the form in which it will be filed, which includes a base prospectus (the “Prospectus”). The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”). The Prospectus, as supplemented by various Prospectus Supplements, will provide for the sale by the selling unitholders identified in the Registration Statement of up to 24,052,631 common units representing limited partner interests in the Partnership (the “Common Units”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus or any Prospectus Supplement, other than as expressly stated herein with respect to the issuance of the Common Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Partnership’s general partner and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and we express no opinion with respect to any other laws.

March 30, 2016

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Common Units have been validly issued by the Partnership and, under the Delaware LP Act, purchasers of the Common Units will have no obligation to make payments to the Partnership for their purchase of the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP